EXHIBITS:

EXHIBIT	DESCRIPTION	PAGES
A	Articles of Organization Alternative Securities Market, LLC
B	Operating Agreement Alternative Securities Market, LLC
C	California Order
D	ASMX Rulebook
E	Investor Subscription Agreement & Suitability Questionnaire Alternative Securities Market, LLC
G	Legal Opinion Letter	To Be Filed Later
H	Request for Qualification Letter	To Be Filed Later